Exhibit 10.1

NEXXUS LIGHTING, INC.

November 25, 2008

Mr. Brett M. Kingstone

Re:	Contingent Proceeds Participation Agreement between Brett M. Kingstone and Nexxus Lighting, Inc. dated September 19, 2003, as amended by letter agreement dated September 9, 2005 (the “Participation Agreement”)

Dear Mr. Kingstone:

This letter, when countersigned by you, shall constitute an amendment to the Participation Agreement.

Section 11 of the Participation Agreement is hereby amended in its entirety and replaced with the following revised Section 11:

“11. Term; Survival. This term of this Agreement shall commence on the date first set forth above and terminate on December 31, 2011. Sections 4 and 9 shall survive the expiration, termination or cancellation of this Agreement. In addition, the Corporation’s obligation to deliver Reimbursed Funds and pay the Proceeds Participation shall survive termination of this Agreement.”

Except as specifically amended hereby, the remaining terms and provisions of the Participation Agreement shall not be affected by this amendment and shall remain in full force and effect.

If you are in agreement with this amendment, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Sincerely,

NEXXUS LIGHTING, INC.

By:	/s/ John C. Oakley
John C. Oakley, Chief Financial Officer

Agreed and accepted as of this 25th day of November, 2008.

/s/ Brett M. Kingstone
Brett M. Kingstone